File  Number:  811-

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:        COVA  VARIABLE  LIFE  ACCOUNT  ONE

Address  of  Principal  Business  Office:
         One  Tower  Lane,  Suite  3000
         Oakbrook  Terrace,  IL  60181-4644

Telephone  Number:  (800)  523-1661

Name  and  Address  of  Agent  for  Service  of  Process:
      Jeffery  K.  Hoelzel
      Vice  President,  General  Counsel  and  Secretary
      Cova  Financial  Services  Life  Insurance  Company
      One  Tower  Lane,  Suite  3000
      Oakbrook  Terrace,  IL  60181-4644

Check  Appropriate  Box:

     Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
[X]  Yes          [      ]  No

                                  SIGNATURES

       Pursuant to the requirements of the Investment Company Act of 1940, the depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the City of Oakbrook and State of Illinois on the 13th day of December, 1996.


SIGNATURE:      COVA  VARIABLE  LIFE  ACCOUNT  ONE
                _________________________________
                        Registrant

            By:  Cova  Financial  Services  Life Insurance  Company



            By:  /s/  LORRY  J.  STENSRUD
                ___________________________________________________
                    Lorry  J.  Stensrud,  President


ATTEST:

            By:  /s/  JEROME  P.  DARGA
                ___________________________________________________
                  Assistant  Secretary